Exhibit 10.1

March 1,2002

Mr. Kevin Morano
10 Woodnere Way
Pennington, New Jersey 08534

Dear Kevin,

I am pleased to confirm our offer to you on February 21, 2002, at Lumenis Ltd., as Executive Vice President and Chief Financial Officer reporting to me. As agreed when you accepted our offer on February 21, 2002, your start date was March 1, 2002. Our total compensation plan is as follows:

Compensation

o Your starting salary will be $9,615.39 paid alternating Friday's, which is equivalent to $250,000 on an annualized basis.

o As a senior member of management, you will be eligible to participate in the Lumenis Management Bonus Program up to a 100% base participation rate. The plan is specifically designed to reward participants based upon the attainment of specific Company targets and personal performance.

o    The Company will pay your club dues up to $9,000.00 per year.

o If your employment is terminated by the Company for reasons other than "just cause", the Company will grant you three (3) months of severance pay at your base salary.

Stock

The Company intends to grant you a stock option of. 200,000 Lumenis shares. This option is based on Board approval. The grant date is March 4, 2002 and the price is the closing price on March 1, 2002. Vesting will occur over three years, 33.3% on each of your first three grant anniversary dates.

Conditions Of Employment

All prospective employees are required as a condition of employment to enter into the Company's Proprietary Information Agreement. A copy is enclosed for your review. Please review this document carefully since the terms and conditions are incorporated into and are an integral part of this offer of employment. By signing below, you acknowledge that you understand and agree to the terms of this offer and acknowledge that you understand that the Company is an "at will" employer, which means that either you or the Company can terminate your employment relationship at any time with or without notice or cause.

The terms and conditions contained in this offer letter supersede any and all representations whether oral or written, made to you by anyone acting on behalf of the Company.

Kevin, we are excited about you joining us. To confirm your oral acceptance, please sign below and return the original to Winona Watkins, Santa Clara Human Resources Department at 2400 Condensa Street, Santa Clara, California. The enclosed copy is for your records. If you have any questions, please feel free to contact me at 212-515-4188.

  Sincerely,


     /s/
Yacha Sutton
CEO
Offer Accepted.                                    Date:

Start Date:

                                      -29-